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              [LETTERHEAD OF PIONEER HI-BRED INTERNATIONAL, INC.]

                                              August   , 1999

Dear Shareholder,

    This is to remind you that any Pioneer shares you have held for more than 36 consecutive months preceding the record date may entitle you to five votes each at our special meeting. The "5-for-1" voting rights program is outlined in the enclosed Proxy Statement under Appendix E. Please read it carefully so that shareholdings so merit.

    Our stock transfer agent, Boston EquiServe of Boston, tries to code each proxy card with the proper number of shares and votes for each shareholder's account. However, there are some situations that make it difficult for the bank to track the proper number of votes for some certificates.

    For example, a shareholder may have held a stock certificate for 1000 shares of Pioneer stock. Sometime during the past year, the shareholder may have sold 500 shares which required surrendering the certificate for 1000 shares. The seller would then receive a new certificate for 500 shares.

    The bank, however, would have no way of knowing that those 500 shares had been held for more than 36 consecutive months by that holder and, therefore, that they carried the right to five votes each. In such cases, it is the shareholder's responsibility to notify Boston EquiServe of Boston that the shareholder has been the beneficial owner of those shares for more than 36 months.

    There are other situations, primarily involving the issuance of new stock certificates and stock transfers, in which the proxy card a shareholder receives will not reflect the proper number of votes that the holder might be entitled to cast.

    After you have thoroughly read Appendix E in the Proxy Statement, make sure that the enclosed proxy card accurately reflects the number of votes to which you believe you are entitled. If you believe the card's numbers are not accurate, please fill out the form toward the back of the Proxy Statement and mail that form along with your proxy card to Boston EquiServe of Boston in the enclosed postage-free envelope.

    We at Pioneer and the people at Boston EquiServe of Boston will continue to strive to make sure that you can exercise your full voting privileges. However, we must remind you that it is your responsibility to provide the necessary information to make this possible.

    If you have any questions about voting rights or other issues involving your stock certificate, please call the bank at this toll-free number: (800)
          .

                                          Sincerely,
                                          /s/ Jerry Chicoine
                                          Jerry Chicoine
                                          Corporate Secretary